UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 17, 2018

AMERI Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38286	95-4484725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5000 Research Court, Suite 750, Suwanee, Georgia		30024
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (770) 935-4152

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information required herein is incorporated by reference to Item 5.02 below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 17, 2018, Ameri Holdings, Inc. (“Ameri” or the “Company”) announced the appointment of Barry Kostiner as Chief Financial Officer of Ameri, pursuant to an employment letter agreement (the “Employment Letter”) with him. Mr. Kostiner has over 20 years of management, corporate strategy and business development experience in the technology and energy industries.

Prior to joining Ameri, Mr. Kostiner served as an advisor on capital markets and business development to LinKay Technologies, Inc. a company specializing in artificial intelligence technologies, which Mr. Kostiner joined in April 2017. From November 2017 to October 2018, Mr. Kostiner also served as a consultant on data analytics and mergers and acquisition strategy to Cypress Skilled Nursing, a skilled nursing services company. From January 2011 to October 2018, Mr. Kostiner served as a principal at Three Pillars Energy, a consulting company. From June 2013 to March 2015, he was a portfolio manager with Platinum Management, a multi-strategy hedge fund. Mr. Kostiner holds a bachelor of science degree in electrical engineering and a master of science degree in operations research from the Massachusetts Institute of Technology.

Pursuant to the Employment Letter, Mr. Kostiner will receive an annual base salary of $200,000 and be eligible for bonus payments of up to an aggregate of $50,000 as determined by the Board of Directors, based on meeting and exceeding mutually agreed upon annual performance goals. Additionally, Mr. Kostiner received an option to purchase 150,000 shares of common stock with an exercise price based on the closing price of the Company’s common stock on the grant date and expiring on the fifth anniversary of the grant date. The option vests in thirds on each of the first through third anniversaries of October 17, 2018, the grant date.

Mr. Kostiner’s Employment Letter has a term lasting through December 31, 2019, subject to automatic one-year renewals thereafter, unless the Company or Mr. Kostiner delivers written notice of non-renewal to the other party at least 60 days prior to the relevant renewal date. In addition, the Employment Letter is subject to early termination by him or the Company in accordance with the terms of the Employment Letter.

The Employment Letter also contains covenants restricting Mr. Kostiner from soliciting the Company’s employees or customers for a period of two years after the termination of Mr. Kostiner’s employment with the Company, and prohibiting him from disclosure of confidential information regarding the Company at any time.

Other than entering into the Employment Letter with Ameri, Mr. Kostiner has not engaged in a related party transaction with Ameri during the last two fiscal years, and there are no family relationships between Mr. Kostiner and any of Ameri’s executive officers or directors.

Effective October 17, 2018, the Company’s prior Chief Financial Officer, Viraj Patel, resigned from his position with the Company; however, Mr. Patel will continue to provide transition services to the Company for an additional sixty days.

The foregoing summary description of the Employment Letter is qualified in its entirety by reference to the full text of the Employment Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein in its entirety by reference.

A copy of the press release announcing Mr. Kostiner’s appointment is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
Exhibit 10.1	Employment Letter, dated October 17, 2018, between Ameri and Partners Inc and Barry Kostiner.
Exhibit 99.1	Press Release, dated October 17, 2018.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Letter, dated October 17, 2018, between Ameri and Partners Inc and Barry Kostiner.
99.1	Press Release, dated October 17, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 17, 2018	AMERI HOLDINGS, INC.

	By:	/s/ Brent Kelton
		Name:	Brent Kelton
		Title:	Chief Executive Officer